Exhibit 99.1

DELTEK, INC.

Common Stock

Issuable Upon Exercise of Subscription Rights

The Rights Offering Will Expire at 5:00 p.m., New York City Time,

on [            ], 2009, Unless the Rights Offering is Extended

INSTRUCTIONS AS TO USE

OF SUBSCRIPTION RIGHTS CERTIFICATE

Consult the Information Agent or Your Bank, Broker or Other Nominee With Any Questions

These instructions are being distributed to you in connection with the offering (the “Rights Offering”) by Deltek, Inc. (“Deltek”) of its common stock, par value $0.001 per share (the “Common Stock”) pursuant to subscription rights (the “Rights”) distributed by Deltek to the holders of record of its Common Stock as of 5:00 p.m., New York City time, on April 14, 2009 (the “Record Date”). The Rights are described in the Prospectus for the offering (a copy of which accompanies these instructions) (the “Prospectus”) and are evidenced by a subscription rights certificate (a “Subscription Rights Certificate”), which is registered on the books of Deltek in your name or the name of your bank, broker or other nominee holder, as appropriate.

Each holder of record as of the Record Date is entitled to one Right for each share of Common Stock owned as of the Record Date. Each Right entitles its holder to subscribe for 0.4522 shares of Common Stock at a subscription price (the “Subscription Price”) of $3.00 per share of Common Stock (the “Basic Subscription Privilege”). If you fully exercise your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase any additional shares of Common Stock that remain unsubscribed for at the expiration of the Rights Offering, subject to availability and the allocation of persons exercising their Over-Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the Record Date, you would receive the same number of Rights and would have the right to purchase 45.22 shares of Common Stock (rounded down to 45 shares) at the Subscription Price.

The number of Rights that you are receiving is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate form or forms on the back of your Subscription Rights Certificate and returning it to Computershare Trust Company, N.A., the subscription agent for the Rights Offering (the “Subscription Agent”), in the envelope that accompanies these instructions.

The Rights will expire at 5:00 p.m., New York City time, on [            ], 2009, unless the subscription period is extended (such date and time, including as it may be extended, the “Expiration Date”).

Your Subscription Rights Certificate, or Notice of Guaranteed Delivery, must be duly completed and received by the Subscription Agent for the Rights Offering, Computershare Trust Company, N.A., together with payment in full of the Subscription Price for each Right that is exercised pursuant to the Basic Subscription Privilege plus the full Subscription Price for any shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, including final clearance of any checks, by 5:00 p.m., New York City time, on the Expiration Date. Any Rights not exercised prior to such time will be null and void. Any subscription for shares of Common Stock made pursuant to the Subscription Rights Certificate upon exercise of the Basic Subscription Privilege or Over-Subscription Privilege is irrevocable.

In order for you to validly exercise your Rights, Computershare Trust Company, N.A. must receive the following items from you prior to 5:00 p.m., New York City time, on the Expiration Date:

•	Your Subscription Rights Certificate, properly executed and delivered by you; and

•

Payment in full of the Subscription Price for each Right that is exercised pursuant to the Basic Subscription Privilege plus the full Subscription Price for any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, including final clearance of any checks.

For more complete information on the terms of the Rights Offering, please see the discussion set forth under the headings “Questions and Answers Relating to the Rights Offering” and “The Rights Offering” in the Prospectus. Copies of the Prospectus are available upon request from the Information Agent, Georgeson Inc., by calling (888) 897-6149.

1.	How to Exercise Your Rights

To exercise your Rights, complete Section 1 and Section 2 on the reverse side of your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate evidencing such Rights with any signatures required to be guaranteed, so guaranteed, or Notice of Guaranteed Delivery (as defined below), if applicable, together with payment in full of the Subscription Price for each Right that you exercise pursuant to the Basic Subscription Privilege plus the full Subscription Price for any additional shares of Common Stock you subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, prior to the Expiration Date.

Your payment of the Subscription Price must be in U.S. Dollars, and may be made by:

•	Uncertified check payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Deltek)” (please allow sufficient time for your check to clear by the Expiration Date);

•	Certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Deltek)”; or

•	U.S. postal money order payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Deltek)”.

The Subscription Price will be deemed to have been received by Computershare Trust Company, N.A. only upon the:

•	Clearance of any uncertified check; or

•	Receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank or any U.S. postal money order.

If you are paying by uncertified check, please note that an uncertified check may take five or more business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by uncertified check are urged to pay for their subscriptions sufficiently in advance of the Expiration Date to ensure that such payment is received and clears prior to the expiration of their Rights, and are urged to consider making payment by means of a certified or cashier’s check or money order.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you would owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock that could be purchased with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the Subscription Agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the Rights Offering.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Deltek, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the shares will be allocated among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ exercise of Rights pursuant to the Basic Subscription Privilege, as described in the Prospectus.

2.	How to Properly Execute Your Subscription Rights Certificate

(a) Execution by Registered Holder. The signature on your Subscription Rights Certificate must correspond to the name of the holder exactly as it appears on the face of the Subscription Rights Certificate, without any alteration or change whatsoever.

(b) Execution by Person Other than Registered Holder. Anyone signing a Subscription Rights Certificate in a representative or fiduciary capacity must indicate his or her capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of his or her authority to so act.

(c) Signature Guarantees. Your signature must be guaranteed by a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution that is a member of, or a participant in, a signature guarantee program acceptable to the Subscription Agent if your Subscription Rights Certificate is not registered in your name or you are not an eligible institution.

3.	How to Deliver Your Subscription Rights Certificate and Payment to the Subscription Agent

The addresses and facsimile number for deliveries to the Subscription Agent are:

By Mail: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

By facsimile transmission (for eligible institutions only):

(617) 360-6810

Delivery to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute valid delivery.

The method of delivery of Subscription Rights Certificates, or, if applicable, Notices of Guaranteed Delivery, and the payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. Neither Deltek nor the Subscription Agent is liable for deliveries that are not timely received. If you send your Subscription Rights Certificate and payment by mail, you are urged to send them by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery and clearance of payment prior to the Expiration Date. Because uncertified personal checks may take five or more business days to clear, you are strongly urged to pay, or arrange for payment, by certified or cashier’s check drawn upon a U.S. bank or U.S. postal money order.

If you are unable to deliver a properly completed Subscription Rights Certificate to the Subscription Agent on or before the Expiration Date, you may cause a written guarantee of delivery substantially in the form of Exhibit A available from the Subscription Agent (the “Notice of Guaranteed Delivery”), from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription

Agent (an “eligible institution”), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Rights Certificate and the number of Rights being exercised pursuant to the Basic Subscription Privilege and the number of additional shares being subscribed for pursuant to the Over-Subscription Privilege. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as your Subscription Rights Certificates at the address set forth above. A Notice of Guaranteed Delivery will guarantee the delivery of your properly completed and executed Subscription Rights Certificate within three business days following the date of the execution of the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your Subscription Rights Certificate within three business days of the date of execution of the Notice of Guaranteed Delivery.

4.	Rights Are Not Transferable

The Rights evidenced by your Subscription Rights Certificate are not transferable, and, therefore, you may not sell, transfer or assign your rights to anyone.

5.	Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Basic Subscription Privilege and the number of shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

6.	Delivery of the Shares of Common Stock That You Purchase in the Offering

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, unless you provide instructions to the contrary in your Subscription Rights Certificate. Stock certificates will not be issued for shares of our Common Stock offered in the Rights Offering.

(a) Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will arrange for issuance through DTC to each exercising Rights holder that has validly exercised its Basic Subscription Privilege, the shares of common stock purchased pursuant to the Basic Subscription Privilege.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will cause to be delivered to each Rights holder who validly exercises the Over-Subscription Privilege, through DTC, the shares subscribed for pursuant to the Over-Subscription Privilege.

(c) Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder any excess amounts, without interest or penalty, received in payment of the Subscription Price.